Exhibit 10.48
Execution Version

31 May 2018

ADVANCE MEDICAL HEALTH-CARE MANAGEMENT SERVICES, S.A.
(as Company) and
Mr Nueno
(as Executive Director)

SERVICES AGREEMENT

Barcelona, on    31 May 2018
THE PARTIES
On the one part,
ADVANCE MEDICAL HEALTH-CARE MANAGEMENT SERVICES, S.A., a company organized and existing under the laws of Spain, registered with the Commercial Registry of Barcelona with registered address at Paseo de la Castellana no. 79, planta 7, 28046 Madrid, Spain, and with Spanish Tax Identification Number A-62103999 (the "Company"), represented by Mr. Jochem Jasper Schoevers, of legal age, of Dutch nationality, with professional address at [ ] and holder of passport of his nationality number [ ], in force, and Spanish Tax I.D. (N.I.E.) number [ ], in force.
On the other part,
Mr Nueno, of legal age, of Spanish nationality, with address for these purposes at [ ], and holder of Spanish National Identity no. [ ] (hereafter, "Mr Nueno" or the "Executive Director").
The Company, and Mr Nueno shall henceforth be jointly referred to herein as the "Parties" and each of them individually as a "Party".
WHEREAS
(A)    The Company provides tele-medical information services and coordinates medical emergencies and medical assistance services at home.
(B)    On today's date, Best Doctors International Insurance S.a.r.l, a company ultimately fully owned by Teladoc, Inc. ("Teladoc"), acquired, either directly and indirectly, the entire share capital of the Company and its subsidiaries (the "Transaction") following the consummation of a share purchase agreement (the "Share Purchase Agreement") and other transaction documents. In the context of the Transaction, it has been agreed that Mr Nueno will remain as a member of the board of directors of the Company (the "Board") and perform executive functions as Co-CEO of the Company and Co-CEO of the International Division of the Group (as the term "Group" is defined below).
(C)    The Parties have agreed to enter into a new services' agreement in order to regulate the terms and conditions applicable to the performance by Mr Nueno of his services as executive director and to comply with article 249 of the Spanish Companies Act, thus cancelling and superseding by this Agreement any previous agreement or arrangement between the Parties including but not limited to the service agreement dated 21 December 2017.
NOW THEREFORE, the Parties, having the sufficient legal capacity to enter into this agreement, mutually agree to enter into this services agreement (hereafter, the "Agreement"), subject to the following
CLAUSES
1.    PURPOSE OF THIS AGREEMENT
This Agreement is entered into pursuant to section 249 of the Spanish Companies Act and sets out the terms and conditions of the relationship between the Company and Mr Nueno in his capacity as executive director.

2.    TERM
This Agreement shall come into full effect on today's date and is entered into for an indefinite period until terminated in accordance with clause 14 below.
3.    PLACE OF PERFORMANCE OF SERVICES
The Executive Director will render his services at the offices of the Company located in Via Augusta, 252-260, 08017 Barcelona, or such other place as the Company may from time to time require for the proper performance of his duties, provided that the new premises are not located more than 50 miles away from his original place of work.
The Executive Director undertakes to travel to any other locations, whether in Spain or abroad, when necessary to carry out his duties.
4.    APPOINTMENT AND DUTIES
The Executive Director will carry out the duties as Co-CEO of the Company and Co-CEO of the International Division of the Group (operations outside North America) assuming the responsibilities deriving from such positions and performing the functions inherent in the same, subject at all times to the requirements of good faith, the provisions set out in this Agreement, the bylaws of the Company and applicable law. The Executive Director shall also remain a member of the Board.
For the purposes of this Agreement, Teladoc and its subsidiaries from time to time (and, for the avoidance of doubt, including the Company and its subsidiaries from and after closing of the Transaction) are collectively referred to as the "Group" and each individually as a "Group Company".
The Executive Director shall, in the performance of his duties, report to the Board and the President of Teladoc.
The Executive Director shall during the continuance of this Agreement (without further remuneration) if and for so long as the Company requires, act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company.
The Parties expressly agree and acknowledge that the relationship of Mr Nueno as member of the Board and Co-CEO of the Company and Co-CEO of the International Division of the Group is of a commercial ("mercantil") nature and therefore it should not be regarded or otherwise qualified as an employment relationship.
5.    DEDICATION TO THE BUSINESS
5.1    Exclusivity
The Executive Director is required to devote his services to the Company on a full-time basis. During the term of this Agreement, unless expressly authorised by the Company, the Executive Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that competes with the Company or any Group Company, or otherwise undertake any obligation inconsistent with the terms hereof.
5.2    Time of performance of services
The Executive Director's working day and working hours will be freely determined by the Executive Director to accommodate the performance of his duties under this Agreement.

5.3    Annual leave and public holidays
In keeping with the flexibility agreed with respect to his working days and working hours, the Executive Director will be entitled to annual leave and public holidays, unless, under occasional or exceptional circumstances, such holidays become working days due to business related travel or meetings.
In addition to public holidays, the Executive Director's annual leave entitlement will be 30 calendar days, which will be taken at a time that is convenient to the Parties. Notwithstanding this, the Company may exclude or establish certain periods for annual leave according to its needs.
6.    REMUNERATION
The remuneration of the Executive Director for the services to be provided as member of the Board and for the executive duties regulated herein shall consist of the following:
6.1    Base salary
The Executive Director shall receive a gross base remuneration amounting to USD 400,000 per year payable monthly by credit transfer to a bank account nominated by the Executive Director (the "Base Salary"). For the avoidance of doubt, this amount includes any remuneration established for the position as member of the Board.
6.2    Annual bonus
(a)    Year 2018
For the calendar year 2018 only, the annual bonus of the Executive Director shall be composed of:
(i)    A guaranteed annual bonus of USD 250,000 ("Base Guaranteed Bonus") which shall be paid in cash on a pro-rata basis by reference to the time served in 2018 since today's date. The Base Guaranteed Bonus shall be paid not later than March 15, 2019; and,
(ii)    An additional sum (the "Additional Bonus") if certain revenue and EBITDA targets are met, as follows:
(A)    If the Company's management plan for 2018 is met with respect to (i) the revenue and (ii) the EBITDA targets at a 125% fulfilment rate, the Executive Director shall be entitled to an Additional Bonus of USD 125,000.
(B)    If the Company's management plan for 2018 is met with respect to (i) the revenue goals and (ii) the EBITDA targets at a 140% fulfilment rate, the Executive Director shall be entitled to an Additional Bonus of USD 125,000 (in addition to the Additional Bonus provided under Clause 6.2(a)(ii)(A)).
Any Additional Bonus shall be paid on a pro-rata basis in reference to the time served in 2018 since today's date in cash or in Teladoc's restricted stock units (valued on their grant date) under the terms of the Teladoc, Inc. 2015 Incentive Award Plan (the "2015 Plan") or any successor plan of Teladoc or

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the Company, all as determined by Teladoc in its sole discretion.    The Additional Bonus shall be paid not later than March 15, 2019.
In the event that this Agreement is terminated by the Company without Cause or by the Executive Director for Good Reason at any time prior to the relevant payment date for the Base Guaranteed Bonus or the Additional Bonus, the Executive Director shall be entitled to receive a pro-rata portion of such Additional Bonus for the period up to termination. For the avoidance of doubt, payment of the Base Guaranteed Bonus and the Additional Bonus will in all other events be subject to this Agreement remaining in effect until the relevant payment date.
(b)    Year 2019
For the calendar year 2019, the Executive Director shall be entitled to an annual guaranteed bonus of USD 250,000 which shall be paid in cash (the "2019 Bonus"). The 2019 Bonus shall be paid not later than March 15, 2020.
In the event that this Agreement is terminated by the Company without Cause or by the Executive Director for Good Reason at any time prior to the relevant payment date for the 2019 Bonus, the Executive Director shall be entitled to receive a pro-rata portion of such 2019 Bonus for the period up to termination. For the avoidance of doubt, payment of the 2019 Bonus will in all other events be subject to this Agreement remaining in effect until the relevant payment date.
(c)    Following years
From the calendar year 2020 onwards, the Executive Director shall be eligible to receive an annual discretionary bonus, with an annual target bonus of USD 250,000 subject to the satisfaction of such targets and conditions as will be notified to the Executive Director from time to time (the "Discretionary Bonus").
Payment of the Discretionary Bonus (if any) will be made by March 15 in the calendar year following the performance year. In the event that this Agreement is terminated by the Company without Cause or by the Executive Director for Good Reason at any time prior to the relevant payment date for the Discretionary Bonus, the Executive Director shall be entitled to receive a pro-rata portion of such Discretionary Bonus for the period up to termination. For the avoidance of doubt, payment of the Discretionary Bonus will in all other events be subject to this Agreement remaining in effect until the relevant payment date.
6.3    2017 Employment Inducement Incentive Award Plan (the "2017 Plan")
The Executive Director will, on the closing date of the Transaction, be granted an initial equity award of Teladoc with a value of 5,000,000 US dollars (as determined by Teladoc's board of directors or its authorized committee and split 75% in restricted stock units and 25% in options) which shall vest in two equal annual instalments. The rights and obligations of the Executive Director under these awards will be subject to the rules of the 2017 Plan (as amended from time to time) and the award agreement which will be entered into between the Executive Director and Teladoc on or around the date of this Agreement (as amended from time to time). The Company shall procure that Teladoc takes such steps as are necessary to give effect to this Clause 6.3.
For the avoidance of doubt, participation in the 2017 Plan and/or the 2015 Plan shall not create an employment relationship between the Executive Director and the Company or any Group Company.

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6.4    Transaction Bonus
The Executive Director will be entitled to receive a one-time cash bonus in the form and amount agreed to by the Parties on 29 May 2018 ("Transaction Bonus Letter").
6.5    Benefits
The Executive Director shall be entitled to the following benefits (the "Benefits"):
(a)    Company vehicle
The Company shall make available to the Executive Director a vehicle for professional and private use, similar in category to that being currently used by the Executive Director.
The expenses arising from the use of the company vehicle (insurance, maintenance and repairs), shall be paid by the Company according the policy in force from time to time. Petrol expenses for professional use of the company vehicle (but not for its private use) shall be reimbursed by the Company to the Executive Director in accordance with its policy.
(b)    Computer and mobile telephone
The Company shall make available to the Executive Director a mobile telephone and a personal computer for professional use similar to those being currently used by the Executive Director. The expenses incurred by the professional use thereof shall be paid by the Company.
(c)    Insurance
The Company will assume the cost of the following insurance policies of which the Executive Director is currently beneficiary (or any other in substitution thereof, with the consent of the Executive Director, on no less favorable terms and conditions): i) private health insurance for the Executive Director and his direct relatives; and ii) life insurance for the Executive Director.
6.6    Notwithstanding any provision to the contrary in the 2017 Plan, the 2015 Plan or any other equity incentive plans of Teladoc or any Group Company (together, the "Teladoc Plans"), or any notice of grant or award agreement given to the Executive Director in connection with awards granted under the Teladoc Plans, this Agreement shall govern the vesting of any such awards on termination of this Agreement.
7.    TAXES
Payments under this Agreement will be made net of all deductions and withholdings of applicable taxes and social security contributions that are required to be made by law. All income tax and other withholdings deriving from this Agreement and which are payable by the Executive Director shall be borne solely by the Executive Director.
8.    EXPENSES
All reasonable travel expenses as well as other third party expenses directly incurred by the Executive Director in the Company's interest, and which are commensurate with his position and responsibilities, shall be reimbursed by the Company provided that the Executive Director provides a valid business justification and all evidence reasonably required by the Company for such expenses.

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9.    PERSONAL DATA PROCESSING
9.1    Processing of the Director's personal data by the Company
The Executive Director is aware that business, IT, human resources and compliance policies are and must be analyzed and applied on a Group Company wide basis. This means that the Company and the Group must participate from time to time in the adoption of measures relating to these policies. As part of his obligations under this Agreement, the Executive Director must comply with all the Group policies of which he is notified from time to time.
The Executive Director gives his consent to the Company and any other Group Company to process the information in this Agreement, as well as the information generated as a consequence of the Executive Director performing his duties (including data concerning health or trade union affiliation), for the following purposes:
(a)    executing, managing and monitoring the Executive Director's relationship within the Company and the Group (in particular, verifying the Executive Director's compliance with the use of email and internet access policies and other internal Group policies communicated to him at any time, protecting confidential information, Company property and the security of its IT systems, and coordinating and guaranteeing the continuity of the activity, etc.); and
(b)    ensuring the Company's and Group's compliance with its statutory (local and foreign) obligations and with judicial and administrative decisions (local or foreign).
The Executive Director declares that he has been informed that the laws of non-EU countries do not, in general, offer an official level of protection to personal data equivalent to that offered by Spanish legislation.
The rights to access, amend, object, delete, to data portability, to restrict processing, to not be the subject of automated decision making and to any other rights that may apply regarding the processing can be exercised by sending a written communication to any member of the human resources department of the Company.
9.2    Director's processing of third party personal data
The services rendered by the Executive Director to the Company may imply the processing of personal data of which the Company is the data controller. The Executive Director undertakes to process such personal data in accordance with the applicable regulation, that is, according with the terms and conditions established in Annex 1.
10.    CONFIDENTIALITY
10.1    The Executive Director acknowledges that, during the performance of his executive duties and as member of the Board, he has access to and will become informed of confidential and proprietary information of the Company or any Group Company (the "Confidential Information"). The Executive Director further acknowledges that all such Confidential Information is and will remain at all times the property of the Company or any Group Company.
10.2    Confidential Information shall mean all information of any nature and in any form, whether written, oral or electronic, that is disclosed to or known by the Executive Director as a consequence of or through his services for the Company, whether such information is developed by the Company or is submitted to the Company in confidence by third parties and shall include, without limitation:

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(a)    any information concerning the business accounts, finance plans or strategies of the Company, any Group Company or of any client or customer of the Company or any Group Company;
(b)    any confidential report or research commissioned by or on behalf of the Company, any Group Company or any of their respective clients and customers in connection with the business or affairs of the Company, any Group Company or any of their respective clients;
(c)    any trade secrets of the Company or any Group Company, including know-how and confidential transactions; and
(d)    any other information deemed confidential by the Company or any Group Company which has or may have come to the knowledge of the Executive Director in the course of his employment for the Company.
Confidential Information shall not include any information that was part of the public domain at the time of disclosure to the Executive Director or becomes part of the public domain, otherwise than as a result of a direct or indirect disclosure by the Executive Director in breach of this Agreement.
10.3    The Executive Director shall use Confidential Information only for the purposes of carrying out his duties in the Company and not for any other purposes. During the continuance of this Agreement and after its termination, the Executive Director covenants and agrees to hold in strictest confidence and to exercise the utmost diligence to maintain the confidentiality of any Confidential Information or any other information as to the affairs, dealings and concerns of the Company or any Group Company. The Executive Director shall use his best efforts to prevent the publication or disclosure of the same to any third party and shall not, during the continuance of this Agreement and after the termination of this Agreement, except with the prior written consent of the Company or as required by law or in the proper performance of his duties:
(a)    use for the benefit or purposes of the Executive Director or any other third party, any Confidential Information; or
(b)    directly or indirectly reveal, furnish, divulge or otherwise make known or available to any third party, any Confidential Information.
10.4    The Executive Director acknowledges and agrees that his obligations under this Clause are reasonable and necessary for the protection of the Company's business interests and are in addition to any other obligations of confidentiality that the Executive Director may have to the Company or any Group Company under other applicable law.
11.    INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS
11. I    Purpose
For the purposes of this Agreement, "Industrial and Intellectual Property Rights" are all rights recognized by intellectual property legislation (copyright, related rights and any other sui generis rights), and all rights recognized by industrial property legislation (patents, brands utility models, industrial or artistic sketches and models, topographies of semi-coductor products, plant varieties and any other similar rights).
"Works, Inventions and Trade Secrets" are all the creations and other objects and services protected by intellectual property and industrial property laws, and laws applicable to know how.

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11.2    Assignment of Works, Inventions and Trade Secrets Rights
As a consequence of the direct, indirect, implicit or explicit tasks that the Executive Director will perform under this Agreement and pursuant to the specific instructions received from the Company and the Group's policies and practices, the Executive Director acknowledges that his activities could result in the development of Works, Inventions and Trade Secrets, being them at his own initiative or that of the Company. The Company will provide the Executive Director with the means he requires for such purposes. In addition, the Executive Director acknowledges that he will have access to the Company's information and, therefore, the Executive Director will acquire knowledge to which he would not have had access if he were not an executive director of the Company.
By means of this Agreement, the Executive Director assigns to the Company title over all the rights to the Works, Inventions and Trade Secrets that he might make, create, develop or discover during the term of this Agreement, except for those rights that by law correspond exclusively to the Executive Director.
The assignment is permanent and exclusive and implies the right to transfer and license the Works, Inventions and Trade Secrets rights to third parties, worldwide, and during the entire period of protection established by the law for the right in question.
It is understood that the assignment is made for any purpose, form, medium, procedure or system to use the Works, Inventions and Trade Secrets, including analogue and digital media. The Executive Director expressly authorizes the Company to disclose the Works, Inventions and Trade Secrets.
11.3    Registration of the Industrial and Intellectual Property Rights over the Works, Inventions and Trade Secrets
The Company is entitled to decide whether it will protect the Works, Inventions and Trade Secrets and, if so, the form of protection it considers most appropriate.
All Works and Inventions and Trade Secrets developed by the Executive Director during the term of this Agreement may be registered by the Company directly, at the Company's own discretion and convenience which shall be the entity responsible for its registration, protection and peaceful use.
The Company will be entitled to request any authority or registry anywhere in the world to register the Works, Inventions and Trade Secrets in its name and as it sees fit. Nevertheless, the Company will acknowledge the Executive Director's copyright and any other applicable moral right, except in cases where the copyright is legally attributable to the Company.
11.4    Formalisation of documents
The Executive Director undertakes to: (i) subscribe any private or public document and carry out any other necessary act for the assignment to the Company to take effect and for the registration of the Industrial and Intellectual Rights that the Company decides to register; and
(ii) continue collaborating with the Company for such purposes (at the Company's expense), even after the termination of this Agreement for any reason.
In particular, the Executive Director undertakes to collaborate with the Company (at the Company's expense) in drafting the patent applications it decides to file as a result of the assignment of the rights over the Works Inventions and Trade Secrets.
11.5    Notification and confidentiality duties

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The Executive Director will inform the Company of any Work, Invention or Trade Secret created during the term of this Agreement, or during the year after its termination for any reason, within a maximum period of one month following the creation of the Work, Invention or Trade Secret. The duty to inform includes all the Works, Inventions and Trade Secrets regardless of whether or not title over them is held by the Executive Director. The Company will notify the Executive Director in writing of its opinion as to who holds title over the Works, Inventions and Trade Secrets.
The Executive Director will keep all the Works, Inventions and Trade Secrets referred to in this clause confidential. The Works, Inventions and Trade Secrets must not be fully or partially disclosed, even to other Company employees, except to fulfil the notification duty established in the previous paragraph, This confidentiality duty will exist during the entire term of this Agreement and after its termination. The Executive Director will only be exonerated from the confidentiality duty by the express written authorisation of the Company or, in accordance with the previous paragraph, when the Company has notified Executive Director that title over the Work, Invention or Trade Secret is held by him and the Company does not reserve the right to use that Work, Invention or Trade Secret if such reservation is permitted by law.
The confidentiality duty established in this clause broadens the scope of the general confidentiality duty established in clause IO of this Agreement.
I 1.6    Non-compete obligation
The Executive Director is not entitled to use, directly or through third parties, the Works, Inventions and Trade Secrets that belong to, are reserved for or used by the Company by law or pursuant to this clause. When the Executive Director owns a Work, Invention or Trade Secret, he undertakes not to use it, directly or through third parties, when such use relates to the Company's activities. For these purposes, the Company's activities should be interpreted in the broadest sense so as to include its main activity and any secondary or ancillary activities, as well as new activities that the Executive Director is aware that the Company is considering performing.
This non-compete obligation will be in force during the term of this Agreement and five years after its termination.
I I. 7    Specific remuneration
The Executive Director acknowledges that the remuneration established in Clause 6 of this Agreement takes into account the assignment ofrights and duties established in this clause.
12.    COMPANY PROPERTY
12.1    Duty of care
The Executive Director must keep all documents, objects and materials that he receives from the Company safe and in good condition.
12.2    Returning property
Upon the termination of this Agreement for any reason, the Executive Director will deliver to the Company any documentation and records relating to the Company or any Group Company transactions, Company or any Group Company clients and to any companies that have had any dealings with the Company. The Executive Director will not be entitled to retain any copies of such documentation.

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The Executive Director must also return to the Company all the objects that he has received from the Company, including but not limited to, the company car, mobile telephone or any other electronic device, hardware and software, credit cards, keys O1' cards to access the workplace etc., and any other items belonging or relating to the Company that may be in the Executive Director's possession or under his control.
13.    USE OF EMAIL AND INTERNET ACCESS
The Executive Director will have Internet access and an e-mail account in order to carry out his duties. The Executive Director expressly agrees that such work tools belong to the Company. Therefore, the Executive Director must generally only use the Internet access and e-mail account for work related reasons. However, the usage of these tools for personal reasons is permissible as long as such use is reasonable, proportional and in accordance with the contractual obligation of good faith, and provided that he respects the security measures protecting information and IT systems.
The Executive Director must comply at all times with the Company's information and IT systems security measures which are notified to the Executive Director.
The Company can access the Executive Director's electronic communications (by e-mail and Internet) and monitor their use in order to: (i) monitor the performance of this Agreement (and, specifically, compliance with the foregoing paragraphs and any other internal policies notified to the Executive Director at any time under this Agreement); (ii) guarantee the security of the Company's information and IT systems; (iii) avoid any Company liability as a result of any wrong-doing; and (iv) coordinate and guarantee the continued performance of the Executive Director's activities after the termination of this Agreement, in the Executive Director's absence (e.g., due to illness or vacation) or if the Executive Director has not taken any other necessary measures to guarantee the management of electronic correspondence (e.g., activation of automatic replies or automatic forwarding tools).
Therefore, the Executive Director expressly accepts and authorizes the Company to access the email account given to him by the Company and his browsing history, insofar as this is necessary to achieve the abovementioned goals.
14.    TERMINATION
14.1    Termination by the Executive Director
(a)    Resignation
The Executive Director may terminate this Agreement at any time and for any reason provided that at least six (6) months' written notice is served to the Company.
(b)    On or following the service of notice by the Executive Director under this Clause 14.l(a), the Company may, in its discretion, terminate the Agreement at any time and with immediate effect by making to the Executive Director a payment in lieu of notice equal to the Base Salary and the cost to the Company of the Benefits which the Executive Director would have been entitled to receive during the notice period (or, if applicable, the remainder of the notice period) referred to in this Clause 14.l(a), which amounts will be payable in instalments in accordance with the Company's payroll practices and will be subject to the Executive Director's continued compliance with the restrictive covenants regulated in Clause 15 below.
(c)    Termination for Good Reason
The Executive Director may terminate this Agreement for Good Reason at any time.

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For the purposes of this Agreement, "Good Reason" shall mean:
(i)    A serious breach of this Agreement by the Company; or
(ii)    A material modification of the contractual terms and conditions agreed by the Parties without the written consent of the Executive Director.
Notwithstanding the foregoing, a termination of this Agreement for Good Reason shall not have occurred unless: (a) the Executive Director gives written notice to the Company of termination of service within thirty (30) days after the Executive Director first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason; (b) the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason; and (c) the Executive Director terminates this Agreement within sixty (60) days of such failure to cure.
(d)    In the event of termination of this Agreement by the Executive Director for Good Reason, subject to the Executive Director's continued compliance with the restrictive covenants regulated in Clause 15 below, in addition to payment for the notice period referred to in Clause 14.l(a), the Executive Director shall also be entitled to the following:
(i)    a severance payment equal to twelve (12) months of Base Salary together with the cost to the Company of providing the Benefits during twelve months, which amounts will be payable in instalments in accordance with the Company's payroll practices; and
(ii)    notwithstanding any provision to the contrary in the Teladoc Plans, or any notice of grant or award agreement given to the Executive Director in connection with awards granted under the Teladoc Plans, all unvested equity or equity-based awards granted to the Executive Director under the Teladoc Plans that were scheduled to vest within twelve (12) months after the date of the termination shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such twelve-month period (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Group employees in the context of a Change of Control (as the term "Change of Control" is defined below) or other corporate transaction), provided that if the termination occurs during the twelve (12) months following a Change of Control, all unvested equity or equity-based awards granted to the Executive Director under the Teladoc Plans shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Group employees in the context of a Change of Control or other corporate transaction).
For the purposes of this Agreement "Change of Control" shall mean: (i) any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of Teladoc with or into any third party (other than any such merger, combination, consolidation or reorganization

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following which the holders of capital stock of Teladoc immediately prior to such merger, combination, consolidation or reorganization continue to hold, solely in respect of their interests in Teladoc' s capital stock immediately prior to such merger, combination, consolidation or reorganization, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of Teladoc or the surviving or acquiring entity); (ii) any transaction or series of related transactions resulting in the consummation of the sale, lease, exclusive or irrevocable licensing or other transfer of all or substantially all of the assets of Teladoc to a third party (other than any such sale, lease, exclusive or irrevocable licensing or transfer following which the holders of capital stock of Teladoc immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer continue to hold, solely in respect of their interests in Teladoc's capital stock immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the acquiring entity); or (iii) any transaction or series of related transactions resulting in the transfer or issuance, whether by merger, combination, consolidation or otherwise, of Teladoc securities to a person or group if, after such transfer or issuance, such person or group would hold fifty-five percent (55%) of the voting power of the outstanding capital stock of Teladoc.
The Company shall procure that Teladoc takes such steps as are necessary to give effect to this Clause 14.1(d)(ii).
14.2    Termination by the Company
(a)    Termination for Cause
The Company may terminate this Agreement for Cause at any time. In this event, the Executive Director shall not be entitled to receive any severance payment.
For the purposes of this Agreement, "Cause" shall mean:
(i)    Continued failure to perform assigned duties, the Executive Director's contravention of specific lawful and reasonable directions or of instructions or guidelines of the Board or the President of Teladoc or the Executive Director's contravention of his fiduciary duties or any other obligations imposed to members of the Board under applicable laws;
(ii)    Acts of dishonesty by the Executive Director, resulting or intending to result in personal gain or enrichment at the expense of the Company or any Group Company, including any act of corruption or fraud, the giving or receiving of bribes, facilitation payments or kickbacks;
(iii)    Conviction of a crime by the Executive Director (other than a road traffic offense) or the commission of any material felony by the Executive Director;
(iv)    Failure to comply in all material aspects with the Group's code of conduct or other mandatory policies that may from time to time apply to the Executive Director or to the rest of the staff and which the Executive Director had been notified of;
(v)    Wilful misconduct, or intentional misconduct or gross or fraudulent negligence in the performance of assigned duties; or
(vi)    Breach of restrictive covenants under which the Executive Director is subject under this Agreement.

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14.3    Termination without Cause
The Company may terminate this Agreement at any time and without Cause provided that at least six (6) months' written notice is served to the Executive Director.
On or following the service of notice by the Company under this Clause 14.3, the Company may, in its discretion, terminate the Agreement at any time and with immediate effect by making to the Executive Director a payment in lieu of notice equal to the Base Salary and the cost to the Company of the Benefits which the Executive Director would have been entitled to receive during the notice period (or, if applicable, the remainder of the notice period) referred to in this Clause 14.3, which amounts will be payable in instalments in accordance with the Company's payroll practices and will be subject to the Executive Director's continued compliance with the restrictive covenants regulated in Clause 15 below.
In this event, in addition to payment for the notice period referred to in this Clause 14.3, the Executive Director shall also be entitled to the following, subject to the Executive Director's continued compliance with the restrictive covenants regulated in Clause 15 below:
(a)    a severance payment equal to twelve (12) months of Base Salary together with the cost for Company of providing the Benefits during twelve months, which amounts will be payable in instalments in accordance with the Company's payroll practices; and
(b)    notwithstanding any provision to the contrary in the Teladoc Plans, or any notice of grant or award agreement given to the Executive Director in connection with awards granted under the Teladoc Plans, all unvested equity or equity-based awards granted to the Executive Director under the Teladoc Plans that were scheduled to vest within twelve (12) months after the date of the termination shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such twelve-month period (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Group employees in the context of a Change of Control or other corporate transaction), provided that if the termination occurs during the twelve (12) months following a Change of Control, all unvested equity or equity based awards granted to the Executive Director under the Teladoc Plans shall become immediately vested as to time and any such awards that are subject to performance based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Group employees in the context of a Change of Control or other corporate transaction).
The Company shall procure that Teladoc takes such steps as are necessary to give effect to this Clause I 4.3(b).
15.    NON-COMPETE AND NON-SOLICITATION
15.1    The Executive Director acknowledges and accepts that, due to the nature of his duties, the information acquired and the potential harm to the Company or any Group Company, it is reasonable and fair that the interests of the Company and the Group must be protected through the post-employment restrictions contained in this Clause.

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The restrictions agreed in Clauses 15.2 and 15.3 below are (i) in addition to, and not in lieu of, any other non-competition, non-solicitation or other similar restrictions in any agreement by which the Executive Director is bound, including the Share Purchase Agreement and (ii) enforceable independently of each of the other and the validity of one is not affected if any of the others is invalid. If any part of the restriction is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modifications as may be necessary to make it valid.
15.2    Post-contractual non-compete restrictions
Due to the special nature of the duties performed by the Executive Director, the Parties expressly agree that the Executive Director shall not, for a period of 18 months following termination of this Agreement, in the Relevant Territory, directly or indirectly, either for himself or through any other person, be engaged as an employee, agent, consultant, director, equity holder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for in any way whatsoever (alone or in association with any person) with a Competitor, provided that this Clause 15.2 shall not prohibit you from holding an Investment.
For the purposes of Clause 15.2 above:
"Competitor" means any corporation, partnership or other entity that competes, or that owns a significant interest in any corporation, partnership or other entity that competes, with any business activity which the Company or any Group Company engages in, at the time of termination of the Agreement and with which business activity the Executive Director was materially concerned during the period of 12 months prior to the termination of this Agreement.
"Investment" means any holding as a bona fide investment of not more than five per cent of the total issued share capital in any company, provided such company does not carry out a business which is competitive with any business carried on by the Company or any Group Company.
"Relevant Territory" means the those areas where the Company or any Group Company operates or has operated its business in the period of 12 months prior to the termination of this Agreement and with which area the Executive Director was materially concerned at any time during that 12 month period.
15.3    Post-contractual non-solicitation of clients, employees and collaborators
The relationship between the Company or any Group Company and its clients and customers, constitutes a valuable asset of the Company or any Group Company and may not be converted to the Executive Director's own use, or for the use of any third party. Accordingly, the Executive Director shall not during a period of 18 months following tennination of this Agreement (through any person, corporation, partnership or other business entity of any kind), solicit or entice away or in any manner attempt to persuade, any person or company which was a client or customer, of the Company or any Group Company in the 12 months prior to the termination of this Agreement and with whom the Executive Director had material dealings in that 12 month period (i) to discontinue or diminish his, her or its relationship with the Company or any Group Company or (ii) to otherwise provide his, her or its business to any Competitor.
15.4    The employees and collaborators of the Company or any Group Company are one of its most important assets, and the Company wishes to protect its interest in retaining valuable employees and collaborators. Accordingly, the Executive Director shall not shall not during a

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period of 18 months following termination of this Agreement, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), solicit, induce, entice, influence, or encourage any of the Company's or Group Company's employee to leave the Company or any Group Company or become hired or engaged by another company.
15.5    Specific consideration
The Executive Director acknowledges that the substantial remuneration established in Clause 6 already includes the consideration of the restrictive covenants regulated in this clause.
16.    FINAL PROVISIONS
16.1    Entire agreement
Except with respect to the Share Purchase Agreement and the Transaction Bonus Letter, this Agreement cancels and supersedes all prior contractual documents that were entered into between the Company and the Executive Director prior to this Agreement (including the service agreement executed on 21 December 2017) with effect as of today's date.
In particular, any previous relationship between the Executive Director and the Company or the Group Company will be terminated with effect as of today's date with no outstanding claims by the Executive Director against the Company. As from today's date, the only valid relationship between the Company and the Executive Director shall be that governed by this Agreement.
16.2    Amendments
This Agreement may only be amended by means of a written document signed by the Parties referring explicitly to the Agreement.
16.3    Partial invalidity
The total or partial invalidity, illegality and unenforceable nature of any of the clauses of this Agreement will not affect or prevent the validity of the part of the clause that is not invalid, illegal or unenforceable or the other clauses, which shall remain fully valid and in effect. This notwithstanding, the invalid or unenforceable Clause or Clauses shall be interpreted and fulfilled (insofar as is possible) pursuant to the initial intention of the Parties.
16.4    Counterparts
This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.
17.    GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by Spanish law and, in particular, by the Spanish Companies Act and developing legislation as well as by civil and commercial regulations and general principles of law and any other regulation that may be applicable.
The Parties, waiving their right to any other forum to which they may be entitled, agree to submit any disputes that may arise in relation to the interpretation, performance or termination of this Agreement to the courts and tribunals of the city of Madrid.

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18.    CODE SECTION 409A
18.1    The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith.
18.2    Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon the Executive Director's termination of employment shall be payable only upon the Executive Director's "separation from service" with the Company within the meaning of Section 409A (a "Separation from Service") and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of instalments, shall not commence payment, until the 60th day following the Executive Director's Separation from Service (the "First Payment Date"). Any instalment payments that would have been made to the Executive Director during the 60 day period immediately following the Executive Director's Separation from Service but for the preceding sentence shall be paid to the Executive Director on the First Payment Date and the remaining payments shall be made as provided in this Agreement. In no event may the Executive Director, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
18.3    Notwithstanding anything in this Agreement to the contrary, if the Executive Director is deemed by the Company at the time of the Executive Director's Separation from Service to be a "specified employee" for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Executive Director is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive Director's benefits shall not be provided to the Executive Director prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive Director's Separation from Service with the Company or (ii) the date of the Executive Director's death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive Director (or the Executive Director's estate or beneficiaries), and any remaining payments due to the Executive Director under this Agreement shall be paid as otherwise provided herein.
18.4    The Executive Director's right to receive any instalment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such instalment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
18.5    To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive Director shall be paid to the Executive Director no later than December 3 I of the year following the year in which the expense was incurred and payment will be subject to the Executive Director submitting the Executive Director's reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section I 05(6) of the Code, and the Executive Director's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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As witness, the Parties initial each page and sign at the end of the two counterparts, in the place and on the date first indicated above.

/s/ Carlos Nueno

Mr. Nueno

/s/ Jochem Jasper Schoevers
Advance Medical Health-Care Management Services, S.A. Represented by Mr. Jochem Jasper Schoevers

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ANNEX 1. DATA PROCESSING BY THE EXECUTIVE DIRECTOR
1.    OWNERSHIP OF THE DATA
To render the services under this Agreement, the Executive Director - as data processor - and acting in name and on behalf of the Company needs to access personal data of which the Company is the controller ("Personal Data").
1.    DATA PROCESSING
The Executive Director will access and process the Personal Data in accordance with the Spanish data protection regulations in force at any time and with the European General Data Protection Regulation 679/2016 of27 April ("GDPR").
The Personal Data, the categories of data subjects which data will be accessed by the Executive Director and the processing activities that will be carried out are, basically, the following:

Data subjects	Types of Personal Data	Processing activities
Company's employees,	Identification number, name	Collection, structuring,
representatives, clients and	and surnames, address,	storage, consultation,
partners/collaborators.	contact detains, phone	collation, amendment,
	number, email, birth date,	extraction, interconnection,
	professional information,	limitation, destruction and
	bank information.	communication,

In accordance with the mentioned data protection regulations, the Director undertakes to:
(a)    Process the Personal Data according to the instructions documented in this section and those which may receive from the Company in writing from time to time. The Director will not access the Personal Data except to provide the services under this Agreement.
(b)    Process the Personal Data in accordance with the security criteria and other provisions of the Spanish data protection regulations (in force at any time) and article 32 of the GDPR, as well as take the technical and organisational which are necessary or appropriate to ensure the confidentiality, secrecy and integrity of the Personal Data accessed.
(c)    Keep the Personal Data accessed to render the services under this Agreement, and those resulting from their processing, confidential.
(d)    Not disclose or transfer the Personal Data to third parties, even for their storage, except when authorised by law.
(e)    Destroy the Personal Data once the services under this Agreement have been provided, except when their preservation is required by the applicable law.
(f) Notify the Company, by the notification means agreed and without undue delay, of any security breach involving the Personal Data that must be notified under articles 33 and 34 of the GDPR. Likewise, the Executive Director will collaborate with the Company in the compliance with your obligations regarding personal data protection.

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(g)    Assist the Company in complying with and responding to data subjects requests regarding the exercise of their rights access, amend or delete their personal data or oppose to the data processing, and their rights to data erasure, data portability, restriction of data processing and the right not to be the subject of automated decision-making and opposition.
(h)    Keep a record of all categories of processing activities carried out on the Company's behalf in accordance with article 30.2 of the GDPR.
(i)    Comply with the duties of secrecy, confidentiality and security measures regarding the Personal Data.
(j)    Make available to the Company all the information necessary to demonstrate that the Director complies with the obligations set out in this section,
The Company, as data controller:
(a)    Authorises the Executive Director to engage others to provide services which are complementary and necessary for the provision of the services under the Agreement. The Executive Director will enter into a written agreement with the sub-processors in terms no less restrictive than those set out in this section.
(b)    Authorises the Executive Director, if necessary, to render the services under the Agreement, process the Personal Data outside the European Economic Area, complying with the guarantees required by applicable laws.
(c)    Undertakes to comply with the following obligations: (i) allow the Executive Director to access the Personal Data necessary for the provision of the services under the Agreement; (ii) carry out a risk analysis of the treatment operations to be carried out by the Executive Director and, if necessary, an evaluation of the impact on the protection of personal data and prior consultations that correspond; and (iii) monitor the processing, including the performance of inspections and audits. If the Company conducts an audit, it will inform the Executive Director giving reasonable notice.
The obligations laid down in this section constitute a data processing agreement between the Parties, which term and remuneration conditions are the same as those applicable to the services under the Agreement.
Each Party will be individually responsible for complying with its respective obligations regarding personal data protection. Each Party will be responsible for and hold the other party harmless against damages of any kind that the other Party may suffer owing to the infringement of its statutory obligations or those set forth herein.

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